EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-172822, No. 333-176737, No. 333-111142 and No. 333-14957) on Form S-8 of NCI Building Systems, Inc. of our report dated June 26, 2013, relating to the 2012 and 2011 financial statements of NCI 401(k) Profit Sharing Plan, which appears in this Form 11-K.

/s/ Ham, Langston & Brezina, L.L.P.

Houston, Texas
June 26, 2013